U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 22, 2011

GLOBAL IMMUNE TECHNOLOGIES, INC.

(Exact Name of registrant as specified in its Charter)

Wyoming	0-30520	98-05327255
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2809 Great Northern Loop, Suite 100, Missoula, MT	08908
(Address of principal executive offices)	(Zip Code)

(406) 558 - 4947

(Registrants’ telephone number

NONE

(Registrants former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

JOINT VENTURE AGREEMENT

This agreement is an addendum to a prior agreement by the parties as of 20 December 2010 and is attached hereto and made a part hereof. The Joint Venturers have agreed to make contributions to a common fund for the purpose of acquiring and holding certain solar energy collector technology and related inventions and products and know-how and patents pending called the business interest;

The Joint Venturers consider it advisable to acquire and to hold their business interest through a Joint Venture NewCo so as to avoid the necessity of numerous separate agreements, to maintain the legal title to the business interest in a simple and practicable form, and to facilitate the collection and distribution of the profits accruing under the business interest, and a NewCo with the name RENON is being formed in Germany as a GmbH to act as entity for the Joint Venturers.

It is therefore agreed:

1. Purpose. The Joint Venturers form this joint venture to acquire and hold the business interest in common and to provide the finances required for its acquisition. To the extent set forth in this Agreement, each of the Joint Venturers shall own an undivided fractional part in the business. The Joint Venturers appoint as their agent Norman Muller, whose duty it shall be to hold each of the undivided fractional parts in the business interest for the benefit of, and as agent for, the respective Joint Venturers.

2. Contributions. The Agent acknowledges that he has received from each of the Joint Venturers, for the purpose of this joint venture, the sum set after the name of each Joint Venturer as follows:

Name of Joint Venturer	Contribution
INSTITUTE FOR APPLIED TECHNOLOGY	All Manufacturing and global sales rights
GLOBAL IMMUNE TECHNOLOGIES, INC.	Monies for conduct of the business

3. Acquisition of Business Interest. The Agent is authorized to acquire and to hold in NewCo, but on behalf of the Joint Venturers (of which the Agent is one), the business interest, and to pay for it as follows: $10.00 in cash, and the balance of $2,000,000.00 by a note in that amount. The note shall bear interest at the rate of 0.78%, shall be due and payable on 29 July 2011, with prepayment privileges, and shall be secured by the business interests whom the Agent is authorized to execute and deliver.

4. Profits. The Agent shall hold and distribute the business interest and shall receive the net profits as they accrue for the term of this Agreement or so long as the Joint Venturers are the owners in common of the business interest, for the benefit of the Joint Venturers as follows:

Name of Joint Venturer	Proportion
INSTITUTE FOR APPLIED TECHNOLOGY	20%
GLOBAL IMMUNE TECHNOLOGIES, INC.	80%

5. Expenses of Venture. All losses and disbursements incurred by the Agent in acquiring, holding and protecting the business interest and the net profits shall, during the period of the venture, be paid by the Joint Venturers, on demand of the Agent, in the ratio which the contribution of each Joint Venturer bears to the total contributions set forth in Paragraph 2. The debt service is a prerequisite of  business activities. (Der Kapitaldienst ist Voraussetzung der Geschäftsaktivitäten.)

6. Liability of Agent. The Agent shall be liable only for his own willful misfeasance and bad faith, and no one who is not a party to this Agreement shall have any rights whatsoever under this Agreement against the Agent for any action taken or not taken by him.

7. Term. This Agreement shall terminate and the obligations of the Agent shall be deemed completed on the happening of either of the following events: (a) the receipt and distribution by the Agent of the final net profits accruing under the business interest; or (b) termination by mutual assent of all joint ventures.

8. Compensation of Agent. Unless otherwise agreed to in the future by a majority in interest of the Joint Venturers, the Agent shall not receive any compensation for services rendered by him under this Agreement.

9. Arbitration and Attorney’s Fees. The Joint Venturers agree that any dispute, claim, or controversy concerning this Agreement or the termination of this Agreement, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Cheyenne, Wyoming in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Joint Venturers will pay the costs and expenses of such arbitration in such proportions as the arbitrator shall decide, and each Joint Venturer shall separately pay its own counsel fees and expenses.

10. Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF WYOMING WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. EACH JOINT VENTURER HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF WYOMING FOR ANY LAWSUIT FILED THERE AGAINST ANY PARTY TO THIS AGREEMENT BY ANY OTHER PARTY TO THIS AGREEMENT CONCERNING THE JOINT VENTURE OR ANY MATTER ARISING FROM OR RELATING TO THIS AGREEMENT.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Immune Technologies, Inc.

Dated: February 22, 2011

/s/ Donald Perks

By: Donald Perks

Title: President

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